Exhibit 10.7

Private and Confidential

AMER SPORTS, INC.

2019 STOCK OPTION PLAN RULES

The Board of Directors of Amer Sports, Inc. (the Company) has resolved on the establishment of a stock option plan (the Option Plan) and in accordance therewith on the grant of stock options to the key management of Amer Sports Holding Oy (Amer), its subsidiaries and affiliated companies (the Amer Group), on the terms and subject to the conditions set out below, as amended from time to time (the Option Plan Rules) and as amended and restated effective as of the U.S. Listing (as defined below).

1.	Definitions and Interpretation

1.1	In this Option Plan, unless the context otherwise requires, the following expressions have the meanings set out below:

Amer means Amer Sports Corporation;

Amer Group means Amer, its subsidiaries and its affiliated companies;

Articles mean the articles of association of the Company;

Award Agreement has the meaning ascribed to it in clause 5.1 below;

Bad Leaver means:

(a)	an Optionholder whose employment, service or engagement by the Amer Group terminates for a reason other than a Good Leaver Reason; or

(b)	except in relation to any Optionholder located in France, an Optionholder commits an act of material misconduct in his or her employment, service or engagement by the Amer Group, including but not limited to:

(i)	intentionally causing a falsification of the financial or other data, based on which any Vesting Conditions are defined or the fulfilment of which is measured; and

(ii)	acted unethically or otherwise in a manner which materially breaches any express or implied term in the Optionholder’s employment or services agreement with Amer,

(each a Bad Leaver Reason);

Board means the Board of Directors of the Company or a duly authorized committee thereof;

Cash Payment means an amount in cash to be paid to an Optionholder in satisfaction of an Option upon its exercise, the amount of which shall be determined by the Company in accordance with the formula set out below:

Cash Payment = A x (B - C)

where

A = the number of Shares in respect of which the Option has been exercised;

B = the Fair Value of a Share on the date of exercise of the Option;

C = the Share Subscription Price

and the Company’s determination of the amount of the Cash Payment shall, in the absence of fraud or manifest error, be binding on the Company and the relevant Optionholder;

Code means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

Companies Act means the Companies Act (as revised) of the Cayman Islands, as amended and restated from time to time;

Company means Amer Sports, Inc.;

Continued Employment means a Participant’s actual and active employment with the Company and/or any member of the Amer Group for the period up to and including the Employment Termination Date;

Effective Date means 27 November 2019;

Employment Termination Date means the date on which a Participant’s actual and active employment, service or engagement with the Company and/or any member of the Amer Group terminates;

Exercise Period means:

(a)	in the case of an IPO, a period from the date on which the public trading of the Company’s or Listco’s shares commenced until 27 November 2029;

(b)	in the case of a Trade Sale, a period of 6 months from the date on which the Trade Sale completes;

(c)	any other period as determined by the Board in its sole discretion and communicated to the Optionholder;

Exchange Act means the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

Exit means:

(a)	a public offering of the shares of the Company or the relevant Listco on a regulated market and the commencement of the public trading of those shares on that regulated market (an IPO); or

(b)	a sale of a controlling majority of shares in the Company on a fully diluted basis or the sale of the majority of the business assets of its Group through a transaction structure determined by the Investor Consortium (a Trade Sale);

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Fair Value means:

(a)	with respect to Shares, the closing price of a Share on the applicable date of determination (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Board; and

(b)	with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Board.

Good Leaver means an Optionholder whose employment, service or engagement by the Amer Group terminates for one of the following Good Leaver Reasons:

(a)	retirement for statutory old-age, retirement for disability or early retirement in relation to which the Optionholder receives a supplementary or premature old-age pension arranged by Amer;

(b)	permanent disability (as determined by Board acting reasonably);

(c)	death; or

(d)	in any other circumstances which the Board determines, in its sole discretion, that an Optionholder should be treated as a Good Leaver;

Grant Date means the date on which the Board makes a grant of Options to a Participant, as set out in the Award Agreement;

Group means the Company and all its direct and indirect subsidiaries;

Investor Consortium means the consortium of investors who are the ultimate shareholders of Amer as at the launch of this Option Plan (consisting of the current shareholders through their respective group structures and their common holding company structure and any of their subsequent assignees and any subsequent new shareholders in the Company’s shareholder structure);

JVCo means Amer Sports Holding (Cayman) Limited being the company through which the Investor Consortium hold its interest in Amer;

Listco means the entity in the Group chosen by the Investor Consortium, in its sole discretion, the shares of which are offered to the public and traded on a regulated market;

Lock-Up Period means the period beginning from the date of any lock-up agreement on behalf of the underwriters in such U.S. Listing and continuing to and including the date 180 days after the date of the final Prospectus.

Lock-Up Securities means Shares, or any options or warrants to purchase any Shares, or any securities convertible into, exchangeable for or that represent the right to receive Shares.

Long-Stop Date means the date which is the tenth anniversary of the Effective Date;

Option means an option to subscribe for or acquire Shares which is granted pursuant to this Option Plan;

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Optionholder means a Participant who accepts a grant of Options in accordance with the terms of this Option Plan;

Option Plan means the 2019 Stock Option Plan, effective from 27 November 2019;

Option Plan Rules means the rules of this Option Plan, as amended from time to time;

Participants mean key members of the management of Amer and the Amer Group or any other person as determined by the Board in its absolute discretion;

Performance Conditions mean any conditions to vesting based on performance, including performance of the Company or particular brands, as set out in the specific Award Agreement;

Plan Mandate Limit has the meaning ascribed to it in clause 3.1;

Prospectus means the prospectus relating to the U.S. Listing.

Shareholders mean the holders of the Shares;

Shares mean ordinary shares of the Company, par value EUR [•] per ordinary share;

Share Subscription Price means the price per Share at which an Optionholder may acquire Shares upon the exercise of an Option as set out in the Award Agreement which shall not fall below the par value of the Shares; provided that, effective as of the date of the U.S. Listing the Share Subscription Price of each outstanding Option at such time may be converted from an amount in Euro to an amount in U.S. Dollars, using an exchange rate determined by the Board;

Time Vesting Conditions means any conditions based on the passage of time as set out in the specific Award Agreements;

Transfer means the sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Shares or other securities, in cash or otherwise.

U.S. Deferred Compensation Rules means Sections 409A and 457A of the Code, and the rules, regulations and guidance thereunder.

U.S. Listing means the Company’s IPO resulting in the listing of Shares on the New York Stock Exchange.

Vest means the Optionholder becoming entitled to exercise the Option to subscribe for or acquire the Shares underlying the Options

Vesting Conditions has the meaning ascribed to it in clause 6.1; and

Vesting Date means the date to be determined by the Board and notified to the relevant Optionholder in the Award Agreement on which the Shares underlying the Option shall Vest.

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2.	Purpose

2.1	To align the interests of Participant’s with those of the Company’s shareholders, the Board established this Option Plan in order to:

(a)	create a long-term equity interest for Participants and promote long term shareholder value creation;

(b)	retain critical leadership talent in Amer; and

(c)	offer Participants a competitive equity-based earning opportunity.

3.	Maximum Number of Options

3.1	The Company may under this Option Plan grant Options in respect of an aggregate maximum of 3 per cent of all of the Company’s issued and outstanding shares on a fully diluted basis, including both the non-voting (if any) and voting shares (the Plan Mandate Limit).

4.	Plan Administration

4.1            This Option Plan shall be subject to the administration of the Board. The Board’s decision as to all matters arising in relation to this Option Plan or its interpretation or effect shall (save as otherwise provided herein) be final and binding on all parties. The Board shall have the right to:

(a)	determine all matters, measures and procedures in relation to the implementation of the Option Plan;

(b)	interpret and construe these Option Plan Rules;

(c)	determine, in its sole discretion, the persons (if any) who shall be granted Options under this Option Plan;

(d)	determine, in its sole discretion, when Options shall be granted and the terms on which Options are granted;

(e)	determine the number of Shares underlying the Options;

(f)	the distribution and allocation of the Options;

(g)	the redistribution and reallocation of lapsed Options;

(h)	except as otherwise provided in these Option Plan Rules, make such adjustments to these Option Plan Rules and to the terms of the Options granted pursuant to this Option Plan as the Board deems necessary and shall notify the relevant Optionholder(s) of such an adjustment with written notice;

(i)	delegate such rights and powers to third parties (including to external plan administrators of its choice); and

(j)	make such other decisions or determinations as it shall deem appropriate in relation to the grant of Options, Vesting, exercise and/ or the administration of this Option Plan, provided that those decisions or determinations are not inconsistent with the provisions of this Option Plan or any applicable laws, regulations or rules.

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5.	Grant of the Options

5.1	The Board may grant, in its sole discretion, Options to an eligible individual by a specific award agreement (the Award Agreement) in such form as the Board may from time to time determine requiring the individual to undertake to hold in accordance with and to be bound by the terms of this Option Plan and any other terms and conditions contained in the Award Agreement.

5.2	The offer of Options to a Participant pursuant to any Award Agreement shall remain open for acceptance by the Participant for such time to be determined by the Board, as set out in the Award Agreement.

5.3	The Award Agreement shall specify the terms on which the Option is to be granted, including:

(a)	the Grant Date;

(b)	the number of Shares underlying the Option;

(c)	any performance or other conditions that must be satisfied in order for the Option to Vest;

(d)	the Share Subscription Price; and

(e)	any other terms which the Board has determined shall apply to the Option.

5.4	The Board may, in its absolute discretion, determine whether all or any of the Shares underlying any Option granted or to be granted under the Option Plan shall be satisfied upon exercise by the allotment and issue or transfer of Shares or by a Cash Payment. Any determination may be made on a case-by-case basis or generally at any time prior to the Vesting Date of the Option in question and the Board shall notify the relevant Optionholder of such determination.

5.5	A grant of Options is conditional on the Optionholder signing and returning the Award Agreement to the Company (as directed in the Award Agreement) and any other consents, undertakings, agreements and documents as determined by the Board.

6.	Vesting

6.1	Subject to a Participant’s Continued Employment and in accordance with these Option Plan Rules and any specific terms of the applicable Award Agreement, an Option shall Vest (in full or in part) on:

(a)	the satisfaction of each applicable Performance Condition and/or Time Vesting Conditions as set out in the specific Award Agreement; and

(b)	except as set forth in the applicable Award Agreement, an Exit event (the Vesting Conditions).

6.2	Any Options which do not Vest on an Exit will automatically lapse, unless set forth in the applicable Award Agreement or as otherwise determined by the Board.

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7.	Exercise

7.1	Subject to and in accordance with these Option Plan Rules and the specific terms of the applicable Award Agreement, an Option may be exercised in whole or in part at any time within the Exercise Period by the Optionholder by giving notice in writing to the Company during the Exercise Period stating that the Option is thereby exercised and specifying the number of Shares in respect of which it is exercised. Each such notice must be accompanied by payment for the full amount of the Share Subscription Price multiplied by the number of Shares in respect of which the Option is exercised, save to the extent that other arrangements have been made to the satisfaction of the Board for the payment of the Share Subscription Price. The aggregate Share Subscription Price shall be paid by cash, cheque or any other means deemed acceptable by the Board. Any exercise of an Option by an Optionholder shall be subject to the applicable laws, regulations, rules and requirements of any relevant country or jurisdiction.

7.2	The exercise of the Options, including the method by which an Optionholder is required to pay the relevant Share Subscription Price per Share, shall be determined by the Board in its sole discretion.

7.3	Any Options not exercised within the Exercise Period will lapse immediately.

7.4	Notwithstanding any other provisions of these Option Plan Rules, an Option that has not Vested and has not been exercised by the Optionholder on or before the Long-Stop Date shall automatically lapse.

7.5	Subject to clauses 9 and 18.2, Options that have been exercised in accordance with the terms of these Option Plan Rules and the specific terms of the applicable Award Agreement, shall be satisfied as soon as practicable on or after the receipt of a valid notice of exercise from the Optionholder and in any event by no later than ten business days after such receipt, at the Company’s absolute discretion by:

(a)	the Company allotting and issuing the relevant number of new Shares credited as fully paid or transferring the relevant number of Shares to the Optionholder; or

(b)	the Company paying or procuring the payment of a Cash Payment (and the Company may in its discretion pay or procure the payment of the Cash Payment in Euros or the equivalent in the Optionholder’s local currency (converted on the basis of such exchange rate as the Company may in its discretion determine)).

7.6	An Optionholder shall have no rights in respect of any Shares subject to an Option until such Shares have been allotted and issued or transferred to him or her under the terms of these Option Plan Rules.

8.	Transferability

8.1	An Option shall be personal to the Optionholder and shall not be assignable or transferable by the Optionholder and the Optionholder shall not, without the prior written consent of the Board, in any way sell, transfer, charge, mortgage, encumber or create any interest in favour of any third party over or in relation to the Option, provided that subject to rest of this clause 8, following the Optionholder’s death, Options may be transferred by will or by applicable laws.

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8.2	In connection with the U.S. Listing, each Optionholder agrees that, during the Lock-Up Period, the undersigned shall not, and shall not cause or direct any of its affiliates to, (i) offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of any Lock-Up Securities, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a Transfer or (iii) otherwise publicly announce any intention to engage in or cause any Transfer, other than (A) a transfer upon death of the Optionholder by will, testamentary document or intestate succession, (B) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement or other court or regulatory agency order, (C) to the Company from the Optionholder upon death, disability or termination of service, in each case, of such Optionholder or (D) to the Company in connection with the vesting or exercise of options, warrants or other rights to purchase shares of Shares (including, in each case, by way of “net” or “cashless” exercise) that are scheduled to expire or automatically vest during the Lock-Up Period, including any transfer to the Company for the payment of tax withholdings or remittance payments due as a result of the vesting or exercise of such options, warrants or other rights, or in connection with the conversion of convertible securities, in all such cases pursuant to equity awards granted under a stock incentive plan or other equity award plan, or pursuant to the terms of convertible securities, each as described in the registration statement filed in connection with such U.S. Listing, the preliminary prospectus relating to the Shares included in the registration statement filed in connection with such U.S Listing, provided that any securities received upon such vesting, exercise or conversion shall be subject to the terms of this Section 8.2.

8.3	The terms of this Option Plan and the specific Award Agreement shall be binding upon the executors, administrators, legal personal representatives, heirs, successors and permitted assigns and transferees of the Optionholder.

9.	Leaver Provisions

9.1	If an Optionholder is a Bad Leaver before an Exit, all of his or her Options will lapse.

9.2	If an Optionholder is a Good Leaver before an Exit:

(a)	all Options subject to any Time Vesting Conditions where those Time Vesting Conditions have not been satisfied at the point at which the Optionholder becomes a Good Leaver will lapse;

(b)	all Options subject to any Time Vesting Conditions where those Time Vesting Conditions have been satisfied at the point at which the Optionholder becomes a Good Leaver may continue in full force and effect and may Vest on an Exit, subject to the terms of these Option Plan Rules and the specific terms of the Award Agreement; and

(c)	all Options subject to any Performance Conditions where those Performance Conditions have not been satisfied at the point at which the Optionholder becomes a Good Leaver will lapse unless the Board decides, in its absolute discretion, to permit the Optionholder to retain a portion of his or her Options (with reference to and pro-rated in respect of the Performance Conditions as at the date on which the Optionholder became a Good Leaver) which will continue in full force and effect and may Vest on an Exit, subject to the terms of these Option Plan Rules and the specific terms of the Award Agreement.

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9.3	Except as set forth in the applicable Award Agreement, if an Optionholder is a Good Leaver or a Bad Leaver after an Exit, the Optionholder may retain his or her Vested Options and, if the Board decides, in its absolute discretion, unvested Options, and will continue to be able to exercise them within the relevant Exercise Period or such other period determined at the Board’s discretion.

10.	Automatic Exchange of Options

10.1	The Board may determine at any time before Options Vest, that all unvested Options shall be automatically exchanged under clause 10.2 below.

10.2	Where Options are to be exchanged under this clause, any Option (the Old Right) will be surrendered in consideration of the Grant to the Optionholder of a new Option (the New Right) which, in the opinion of the Board, is equivalent to the Old Right but relates to shares in a different company within the Group. These Option Plan Rules shall be construed in relation to the New Right as if:

(a)	the New Right were an Option granted under the Option Plan at the same time as the Old Right;

(b)	references to any performance conditions were references to such new performance conditions relating to the business or shares of the company within the Group whose shares are subject to the New Right (or any member of its group) as the Board may consider appropriate in the circumstances;

(c)	references to the Company and the Group were references to the company within the Group whose shares are subject to the New Right and its group;

(d)	references to Shares were references to shares in the new grantor.

11.	Corporate Events

11.1	In the event of:

(a)	a general offer by any person for Shares by way of scheme of arrangement is made to all the Shareholders and which is approved by the necessary number of Shareholders at the requisite meeting(s) prior to the commencement or expiry of the Exercise Period of an Option; or

(b)	a compromise or arrangement (other than a scheme of arrangement contemplated in sub-clause (a)) between the Company and the Shareholders and/or the creditors of the Company pursuant to the Companies Act is proposed for the purposes of or in connection with a plan for the reconstruction of the Company or its amalgamation with any other company or companies prior to the commencement or expiry of the Exercise Period of an Option, the Board shall, subject to clause 11.3 and prior to the date of the relevant meeting(s), determine in its absolute discretion whether any Option that has not been exercised shall be capable of exercise. To the extent that any Option is not exercised (whether the Exercise Period had commenced previously or not), it shall lapse automatically on: in the case of (a), the record date for determining entitlements under the scheme of arrangement; and in the case of (b), on the date of the meeting of Shareholders or creditors.

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11.2	In the event a notice is given by the Company to the Shareholders to convene a general meeting for the purposes of considering and, if thought fit, approving a resolution to voluntarily wind-up the Company prior to the commencement or expiry of the Exercise Period of an Option, the Company shall give notice thereof to all the Optionholders on the same day as it despatches to the Shareholders the notice convening the meeting. Notwithstanding any other terms on which the Option was granted, the Option shall become exercisable in accordance with clause 11.3 by the Optionholders by giving notice in writing to the Company at any time not later than two business days immediately prior to the date of the proposed general meeting accompanied by a remittance for the full amount of the aggregate Share Subscription Price for the Shares in respect of which the notice is given. The Company shall as soon as possible and in any event no later than one business day immediately prior to the date of the proposed general meeting, allot and issue or transfer the relevant number of Shares to the Optionholder which falls to be transferred on such exercise of the Option or procure that a Cash Payment (or a combination of Shares and a Cash Payment) be made to the Optionholder.

11.3	The number of Shares in respect of which any Option is exercised pursuant to clause 11.1 or 11.2 (if any) and the period during which any such exercise may occur shall be determined by the Board in its absolute discretion by reference to factors which may include: (a) the extent to which any Performance Conditions, Time Vesting Conditions or other conditions to vesting have been satisfied as at the relevant event; and (b) the proportion of the period from the Grant Date to the commencement of the normal Exercise Period that has elapsed as at the relevant event. The balance of any Option that is determined by the Board not to be exercisable shall lapse.

12.	Reorganisation of Capital Structure

12.1	In the event of an alteration in the capital structure of the Company by way of a capitalisation of profits or reserves, bonus issue, rights issue, open offer, subdivision or consolidation of shares or reduction of the share capital of the Company in accordance with any applicable laws, rules or regulations (other than any alteration in the capital structure of the Company as a result of an issue of Shares as consideration in a transaction to which the Company or any of its subsidiaries is a party or in connection with any share option, restricted share or other equity-based incentive plans of the Company) whilst any Option has not been exercised and/or satisfied, the Board may adjust the nominal value or number of Shares subject to an Option and/or the Plan Mandate Limit as it, in its absolute discretion, thinks fit.

13.	Amendment

13.1	Save as provided in this clause 13, the Board may alter any of the terms of this Option Plan at any time, provided that such alterations comply with the requirements of all applicable laws, rules and regulations.

13.2	Without limiting clause 13.1, if, at any time, the Optionholder is subject to U.S. taxes in respect of any Options, the Board may amend the Option Plan or any Option at any time prospectively or retroactively, without the consent of any relevant Optionholder (or any transferee thereof) in order to comply with the memorandum and articles of association of the Company, applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations (including, without limitation, the U.S. Deferred Compensation Rules).

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13.3	The Board may amend any Performance Condition and/or Time Vesting Condition that applies to an Option if there is an event that causes it to consider it reasonably necessary to amend the Performance Condition and/or Time Vesting Condition.

14.	Termination

14.1	The Company by ordinary resolution in a general meeting of the Board may at any time terminate this Option Plan and in such event, no further Options may be granted.

14.2	The Board may in its absolute discretion decide whether Options which remain unvested immediately prior to the termination of this Option Plan should vest and whether Vested Options should be exercised immediately prior to the termination. The number of Shares in respect of which any Option is exercised pursuant to this clause 14.2 (if any) and the period during which any such exercise may occur shall be determined by the Board in its absolute discretion by reference to factors which may include: (a) the extent to which any Performance Conditions, Time Vesting Conditions or other conditions to vesting have been satisfied as at the termination of this Option Plan; and (b) the proportion of the period from the Grant Date to the commencement of the normal Exercise Period that has elapsed as at the termination of this Option Plan. The balance of any Option that is determined by the Board not to be exercisable shall lapse.

15.	Personal Data

15.1	By participating in this Option Plan, the Optionholder’s attention is drawn to the Data Privacy Notice provided to them, which sets out how the Optionholder’s personal data will be used and shared by the Company and Amer. The Data Privacy Notice does not form part of these Option Plan Rules and may be updated from time to time. Any such updates shall be notified to the Optionholder.

16.	Confidentiality

16.1	These Option Plan Rules are confidential other than as, and to the extent, published by Amer, JVCo or the Investor Consortium or any member of the Investor Consortium in their sole discretion vis-á-vis the Optionholders.

17.	Cancellation or “Clawback” of Awards.

17.1	The Options shall be subject to the clawback policy implemented by the Company prior to the U.S. Listing as required to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes to the extent provided therein.

18.	Miscellaneous

18.1	The members of the Investor Consortium have authorized the Board to represent them in the administration and implementation of the Option Plan. The Board, thus, has the authority to represent the Investor Consortium, JVCo as well as the Company vis-á-vis the Optionholders in all matters involving and relating to the administration and implementation of and changes to the Option Plan as well as in the interpretation of these Option Plan Rules.

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18.2	Any liability of an Optionholder to tax or social security contributions in respect of an Option shall be for the account of the Optionholder and the allotment and issue and/or transfer of Shares or the making of a Cash Payment pursuant to the exercise of his or her Options shall be conditional on the Optionholder complying with any arrangements specified by the Company for the payment of any tax and social security contributions (including, without limitation, authorising: (a) the Company to sell, on behalf of the Optionholder, a sufficient number of the Shares allotted and issued or transferred to the Optionholder pursuant to the exercise of his or her Options to satisfy any tax and social security contribution liability; or (b) the Company to withhold the amount of any tax and social security contribution liability from any Cash Payment, remuneration or other amounts owing to the Optionholder).

18.3	All allotments and issues and/or transfers of Shares and Cash Payments will be subject to the memorandum and articles of association of the Company, all applicable laws, regulations, rules and requirements for the time being in force in any relevant jurisdiction. An Optionholder shall be responsible for obtaining any governmental, regulatory or other official consent or approval and going through any other governmental, regulatory or other official procedures that may be required by any country or jurisdiction for the grant, Vesting or exercise of his or her Option. An Optionholder shall pay all tax and discharge all other liabilities to which he or she may become subject as a result of his or her participation in this Option Plan or the exercise of any Option. The Company or any member of the Group may coordinate or assist an Optionholder in complying with such applicable requirements and taking any other actions as may be required by any applicable laws, regulations or rules, however, neither the Company nor any member of the Group shall be responsible for any failure by an Optionholder to obtain any such consent or for any tax or other liability to which an Optionholder may become subject as a result of his or her participation in this Option Plan. An Optionholder shall, on demand, indemnify the Company in full against all claims and demands which may be made against the Company or any member of the Group (whether alone or jointly with other party or parties) for or in respect of or in connection with any failure on the part of the Optionholder to obtain any necessary consent referred to above or to pay tax or other liabilities referred to above and against all incidental costs and expenses which may be incurred by the Company or any member of the Group.

18.4	This Option Plan shall not form part of any contract of employment or engagement of services between the Company or any member of the Group and any Participant and the rights and obligations of any Participant under the terms of his or her office, employment or engagement in services shall not be affected by the participation of the Participant in this Option Plan or any right which he or she may have to participate in it and this Option Plan shall afford such Participant no additional rights to compensation or damages in consequence of the termination (howsoever caused) of such office, employment or engagement for any reason (whether lawful or unlawful).

18.5	Any notice or other communication served:

(a)	by post: (i) by or on behalf of the Company shall be deemed to have been served two business days after the same was put in the post; and (ii) by the Optionholder shall not be deemed to have been served until the same shall have been received by the Company;

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(b)	by any electronic means: (i) by or on behalf of the Company shall be deemed to have been served at the time at which such notice is sent; and (ii) by the Optionholder shall not be deemed to have been served until the same shall have been received by the Company; and

(c)	by the Company or by an Optionholder by hand shall be deemed to be served when delivered.

18.6	The Board shall have the power from time to time to make or vary regulations for the administration and operation of this Option Plan, provided that the same are not inconsistent with the other provisions of this Option Plan.

18.7	The Board shall be entitled to establish such arrangements as it deems reasonably necessary with respect to the mechanisms to implement the exercise of Options and the related registration, recording and reporting matters to ensure that the Optionholders and the Company can comply with all applicable securities, foreign exchange and tax regulations of all relevant jurisdictions. Each Optionholder shall authorise the Company to establish all necessary brokerage and other accounts on the Optionholder’s behalf and shall provide to the Company such information as the Board deems necessary in connection with the Company’s and the Optionholder’s compliance with the foregoing obligations.

18.8	If any provision of this Option Plan or its application to any person or in any circumstances is illegal, invalid or unenforceable to any extent, such illegality, invalidity or unenforceability shall not prejudice the effectiveness of the remainder of this Option Plan or the application of such provision to other persons or in other circumstances and each other provision of this Option Plan shall be legal, valid and enforceable to the fullest extent permitted by law.

19.	Governing Law and Jurisdiction

19.1	The Option Plan, these Option Plan Rules and all Options granted hereunder shall be governed by and construed in accordance with English law. The court of England shall have exclusive jurisdiction in relation to all disputes (including non-contractual disputes) arising out of or in connect with the Option Plan.

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